Teche Revises Record Date for Previously Announced Dividend

NEW IBERIA, LA – NYSE-AMEX:TSH - The Board of Directors of Teche Holding Company, holding company of Teche Federal Bank, announced today that the previously announced dividend of $0.36 per share would be paid to shareholders of record as of September 23, instead of the previously announced record date of September 16.  The payment date for the dividend of September 30 remains unchanged.

Teche Federal presently operates nineteen offices in the Louisiana parishes of St. Mary, Iberia, Lafayette, St. Martin, Terrebonne, Lafourche, St. Landry and East Baton Rouge.  The Company’s common stock is listed as Teche Holding Company and is traded under the symbol “TSH” on the NYSE – AMEX.  The bank’s website address is www.teche.com.  The Federal Deposit Insurance Corporation (FDIC) insures deposits at Teche Federal Bank up to the legal maximum limits.